1088Exhibit 4.222

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 129794 dated August 02, 2013

For Rendering

Communication Channel Provision Services

This license is granted to

Limited Liability Company

Sputnikovoe TV

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1127746631495

Taxpayer Identification
Number (INN)

7709909783

Location (place of residence):

5 Vorontsovskaya Str., bldg. 2, Moscow, 109147, Russian Federation

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until August 02, 2018

This license is granted by decision of
the licensing body — Order dated April 27, 2015 No. 261-рчс

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 066526

Appendix to the license No. 129794**

License Requirements

1.                Limited Liability Company Sputnikovoe TV (licensee) shall observe the term of this license.

Abbreviated name:

STV LLC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1127746631495

INN (TIN) 7709909783

Location:

5 Vorontsovskaya Str., bldg. 2, Moscow, 109147, Russian Federation

2.                The licensee shall commence provision of telecommunications services under this license on or before August 02, 2015.

3.                The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation, provision of communication channels located outside the territory of the Russian Federation under this license only within the territory of the Russian Federation.

4.                Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5.                When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6.                The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

7.                The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 112799 dated August 02, 2013.

129794